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                                                                   EXHIBIT 10.67

                   AMENDMENT TO EXECUTIVE SEPARATION, RELEASE
                            AND CONSULTING AGREEMENT

        This Amendment to Executive Separation, Release and Consulting Agreement (this "Amendment") is made and entered into as of the 23rd day of August, 2002, by and between Ronald R. Barris (the "Executive") and Cadence Design Systems, Inc. (the "Company").

                                   WITNESSETH

        WHEREAS, the Executive and the Company have entered into that certain Executive Separation, Release and Consulting Agreement dated as of December 3, 2001 (the "Agreement"), which is incorporate herein by this reference; and

        WHEREAS, the Executive and the Company desire to amend the Agreement as more particularly set forth herein.

        NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

        1. Consulting. Section 3a of the Agreement is hereby amended and restated in its entirety as follows:

               (X) $376,000.00, less taxes and standard withholdings required by law to be withheld, and deductions requested by Executive, to be paid out in twelve equal payments on the fifteenth of each month, beginning December 15, 2001; (Y) a bonus in the amount of $403,146.23, less taxes and withholdings required by law to be withheld, and amounts requested by him to be deducted, including
               (i) $ 21,855.00, representing the depreciated cost of the Halcon Agenda Race Track Desk, Halcon Elliptical Conference Table and
               (5) Harrington leather chairs (which are currently located in Executive's former office at the Company's Chelmsford, Massachusetts campus and which the Company agrees to move, at the Company's cost, to Executive's property located at 8 Winterberry Path, Acton, Massachusetts); and (ii) $ 53,146.23, representing the remaining principal and accrued interest (as of February 15,
               2002) due under the promissory note delivered by the Executive to the Company dated as of July 15, 2000, on or about February 15, 2002, so long as Executive continues in his part-time employment capacity with the Company through that date and has not in any way breached this Agreement; and (Z) a bonus in the amount of $569,813.45 for consulting services performed during the period from
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               December 3, 2001 through August 16, 2002, less taxes and standard withholdings required by law to be withheld, and deductions requested by Executive, to be paid on or about August 22, 2002;

        2. Ratification. The Executive and the Company hereby ratify and confirm the Agreement, as modified by this Amendment. In addition, the Executive hereby releases the Company as of the date hereof in accordance with the provisions of Section 8 of the Agreement with the same effect as if such Section 8 were restated herein in its entirety.

        IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of the date first above written.

CADENCE DESIGN SYSTEMS, INC.


By: /s/ William Porter
Name:    William Porter
Title:  Sr. VP & CFO



/s/ Ronald R. Barris
Ronald R. Barris



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